                                                                    Exhibit 99.1

GAPSHARE

TABLE OF CONTENTS
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                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998
 AND FOR THE YEARS THEN ENDED:

 Statements of Net Assets Available for Benefits                              2

 Statements of Changes in Net Assets Available for Benefits                   3

 Notes to Financial Statements                                              4-7

SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1999
  AND FOR THE YEAR THEN ENDED:

 Schedule of Assets Held for Investment Purposes as of December 31, 1999      8

Supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required.

Deloitte & Touche

                         Deloitte & Touche LLP Telephone: (415) 247-4000 50 Fremont Street Facsimile: (415) 247-4320
                         San Francisco, California 94105-2230


INDEPENDENT AUDITORS' REPORT
To the Administrative Committee and Participants of
 GapShare:

We have audited the accompanying statements of net assets available for benefits of GapShare (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1999 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ Deloitte & Touche LLP

June 2, 2000


Deloitte Touche
Tohmatsu
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GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------

                                                1999                 1998
ASSETS:
  Uninvested principal cash                  $     27,531        $      1,946
                                             ------------        ------------

  Investments, at fair value:
    Registered investment funds:
      IDS Cash Management Fund                 19,951,493          14,318,324
      IDS Bond Fund                            12,107,098          11,224,680
      IDS Growth Fund                         107,905,820          77,205,076
      AET Equity Index II Fund                 15,576,652           3,182,089
      Franklin Small Capital Growth Fund       31,086,772          14,113,547
      Domini Social Equity Fund                19,021,515          11,764,243
      Janus Worldwide Fund                     17,168,289           4,353,973
      AET Money Market I                        5,320,066           2,331,410
                                             ------------        ------------
        Total Registered Investment Funds     228,137,705         138,493,342

    Common stock:
      The Gap, Inc. common stock              314,764,752         279,774,844

    Participant loans                          17,306,436          13,835,808
                                             ------------        ------------
          Total investments at fair value     560,208,893         432,103,994
                                             ------------        ------------

    Accrued interest receivables                   16,606               9,265
                                             ------------        ------------

NET ASSETS AVAILABLE FOR BENEFITS            $560,253,030        $432,115,205
                                             ============        ============


The accompanying notes are an integral part of these financial statements.

GAPSHARE

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------

                                                                                      1999                   1998
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
  Investment income:
    Net appreciation in fair value of registered investment funds                $ 53,177,589             $ 13,000,335
    Net appreciation in fair value of The Gap Inc.common stock                     61,510,085              169,154,105
    Dividends and interest                                                          5,871,705                6,948,502
                                                                                 ------------             ------------
            Total investment income                                               120,559,379              189,102,942
                                                                                 ------------             ------------

  Contributions:
    Employer                                                                       15,343,972               12,800,420
    Participants and others                                                        30,110,900               22,493,559
                                                                                 ------------             ------------
            Total contributions                                                    45,454,872               35,293,979
                                                                                 ------------             ------------

           Total additions                                                        166,014,251              224,396,921

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
  BENEFITS PAID TO PARTICIPANTS                                                    37,876,426               33,150,974
                                                                                 ------------             ------------

NET INCREASE                                                                      128,137,825              191,245,947

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                               432,115,205              240,869,258
                                                                                 ------------             ------------
   End of year                                                                   $560,253,030             $432,115,205
                                                                                 ============             ============


The accompanying notes are an integral part of these financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
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1.   DESCRIPTION OF PLAN

     GapShare (the "Plan") is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

     The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the "Company") and its subsidiaries are eligible to participate in the Plan upon attaining the age of twenty-one and after one year of employment with the Company completing a minimum of 1,000 hours of service.

     The minimum level of participant contributions is 1% of total compensation on a pre-tax or after-tax basis. Total contributions may not exceed a maximum of 16% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum allowable contributions qualifying for deferral for individual income tax purposes was $10,000 for the years ended December 31, 1999 and 1998.

     Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 1999 and 1998, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participants total compensation on a pre-tax or after-tax basis. A participant's aggregate annual contribution may not exceed 25% of the participant's taxable compensation for the year or $30,000, whichever is less.

     Participants who earned greater than $80,000 in 1997 were not allowed to contribute greater than a 6% combined pre-tax and after-tax contribution during 1998. Effective January 1, 1999, the Plan adopted a Safe Harbor amendment allowing all participants to defer up to 16% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum compensation allowable for Plan allocation purposes was $160,000 for both years.

     Investments of participant and Company contributions are allocated to the funds as elected by the participant. Contribution allocations to the Gap Stock Fund may not exceed 50% of total contributions. Allocations of each fund's earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

     Investment Options - Effective January 1, 1998, American Express Trust Company was appointed Trustee.

     At December 31, 1998 and 1999, the Plan's assets were invested in the following funds:

      . IDS Cash Management Fund - A money market fund that seeks maximum current income consistent with liquidity and stability of principal by investing in high-quality money market securities.

      . IDS Bond Fund - A mutual fund that seeks to achieve current income and preservation of capital. The fund invests mainly in high-quality corporate bonds and U.S. government securities.

      . IDS Growth Fund - A mutual fund that seeks long-term capital growth by investing in a portfolio of common stocks of companies that have above-average potential for long-term growth as a result of new management, marketing opportunities or technological superiority.

      . American Express Trust Equity Index II - A collective fund with the objective to achieve a total rate of return as close as possible to that of the S&P 500 Index.

      . Franklin Small Cap Growth Fund - A mutual fund that seeks long-term capital growth by investing primarily in companies in emerging growth phases.

      . Domini Social Equity Fund - A mutual fund that seeks long-term total return corresponding with performance of the Domini Social index, which consists of approximately 400 companies that meet certain social criteria. The fund invests at least 80% of its assets in stocks in the index. To construct the index, the fund adviser selects companies in the S&P 500 Index based on social responsibility. The index also typically includes about 150 companies not included in the S&P 500.

      . Janus World Wide Fund - A diversified mutual fund that seeks long-term capital growth by investing primarily in common stocks of foreign and domestic companies. Janus World Wide Fund normally, but not always, invests in issuers from at least five different countries, including the United States.

      . Gap Stock Fund - The Gap Stock Fund is invested in common shares of The Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of Gap Stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 1999 and 1998, the Gap Stock Fund held 6,482,712 shares and 4,973,775 shares, respectively, of The Gap, Inc. stock.

     Vesting - Effective January 1, 1999, the Board of Directors approved the immediate vesting of all active employees in all past and future employer contributions. Participant contributions and earnings thereon are fully vested. Prior to January 1, 1999, the first $600 of Company contributions each year and earnings thereon were fully vested. Beyond the first $600, Company contributions and earnings thereon were 20% vested after three years of employee service. The portion vested increased by 20% for each additional year of service. After seven years of service the Company contributions were fully vested. Participants terminating before achieving seven years of service forfeited the nonvested portion. Amounts forfeited were applied as a reduction of future employer contributions.

     Participant Loans - Participants may apply to receive a loan up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from five to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant's total distribution. The fixed interest rate charged is 1% over the current prime rate as stated in The Wall Street Journal, in effect at the time the loan is made. Administrative fees charged to participants upon setup are $30 for loans to be repaid within five years and $50 for loans with longer repayment periods. As of December 31, 1999 there were 4,202 such loans, with interest rates ranging from 7% to 11% maturing from 2000 to 2015.

     Payment of Benefits - Upon termination of employment, a participant may elect to have vested portions distributed either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of sixty-two. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

     Administrative Expenses - The Plan's administrative expenses are paid by the Company and are not included in the Plan's financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

     Investment Valuation and Income Recognition - The current fair value of common stock is determined by the closing market quotation at the end of the year. Pooled investment funds are valued by the trustee at fair market value at the end of each plan year. Participant loans are carried at amortized cost, which approximates fair value.

     Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

     Payment of Benefits - Distributions to participants are recorded when paid.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncement - In 1999, the Plan adopted Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Accordingly, previously required "by-fund" disclosures have been eliminated.

3. TAX EXEMPT STATUS

     The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan's net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan sponsor believes that the Plan continues to qualify for tax exempt status.

4. PLAN TERMINATION

     The Plan is intended to be permanent; however, in the event of the earlier of the termination of the Plan or the complete and permanent discontinuance of contributions by the Company, the accounts of all participants shall become fully vested and nonforfeitable. In the event of partial termination of the Plan, the full value of the accounts of the participants involved in the partial termination shall become fully vested and nonforfeitable. Upon the occurrence of such an event, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.
                                     *****

GAPSHARE

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999
-------------------------------------------------------------------------------

   Identity of Issuer          Description of                         Fair
     or Borrower                 Investment             Cost         Value

IDS Cash Management Fund     Money Market Fund     $ 19,951,489  $ 19,951,493

IDS Bond Fund                Mutual Fund,
                             2,543,508 shares        12,999,398    12,107,098

IDS Growth Fund              Mutual Fund,
                             2,103,837 shares        72,085,086   107,905,820

American Express Trust       Mutual Fund,
 Equity
 Index II                    390,206 shares          13,301,679    15,576,652

Franklin Small Capital       Mutual Fund,
 Growth Fund
                             704,436 shares          17,097,525    31,086,772

Domini Social Equity Fund    Mutual Fund,
                             454,082 shares          13,871,562    19,021,515

Janus World Wide Fund        Mutual Fund,
                             224,628 shares          11,627,996    17,168,289

The Gap, Inc. common stock   6,842,712 shares        29,457,508   314,764,752

AET Money Market I           Money Market Fund        5,320,066     5,320,066

Participant loans            4,202 loans with
                             interest
                             rates from 7% - 11%
                             maturing from 2000 to   17,306,436    17,306,436
                             2015                  ------------  ------------
 TOTAL                                             $213,018,745  $560,208,893
                                                   ============  ============